CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A Nos. 2-88816 and 811-3940) of our reports dated October 28, 2015 on the financial statements and financial highlights of Dreyfus Conservative Allocation Fund, Dreyfus Growth Allocation Fund and Dreyfus Moderate Allocation Fund (three of the series comprising Strategic Funds, Inc.) (each, a “Fund”) included in each Fund’s annual report for the fiscal year ended August 31, 2015.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

December 22, 2015